Exhibit 5.1

July 31, 2018

WMIH Corp.

8950 Cypress Waters Blvd

Coppell, TX 75019

Re:	WMIH Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to WMIH Corp., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 of the Company (the “Registration Statement”), being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of up to 87,704,668 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”), authorized for issuance pursuant to the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan, as amended (the “Plan”). The Plan was assumed and adopted by the Company upon the consummation of the merger of Wand Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), with and into Nationstar Mortgage Holdings Inc., a Delaware corporation (“Nationstar”), with Nationstar continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 12, 2018, among the Company, the Merger Sub and Nationstar. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the Registration Statement, the Plan, the Merger Agreement, originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that (i) the certificates for the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the

WMIH Corp. July 31, 2018 Page 2

Company, (ii) each award agreement setting forth the terms of each award granted pursuant to the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto, (iii) at the time of each issuance of Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s amended and restated certificate of incorporation that have not otherwise been issued or reserved or committed for issuance, (iv) the resolutions of the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company (and that the Company will take no action inconsistent with such resolutions) and (v) the price per share paid for Shares issued pursuant to the Plan is not less than the par value of the Shares. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when the Shares have been issued and delivered upon payment therefor in accordance with the terms of the Plan and applicable award agreements, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER, & FELD LLP

AKIN, GUMP, STRAUSS, HAUER, & FELD LLP